EXHIBIT 10.16 - PROPERTY LEASE

                      5 YEAR LEASE with OPTION to PURCHASE

               Property: 125 S. 52nd. Street, Tempe, Arizona 85281

                   Landlord: Corporate Fiducial Services, Inc.
                                   as Trustee
                                       of
                 The 125 S. 52nd. Street Trust dated 11/15/1999

             Tenant: ConSyGen, Inc./BizPay USA/BizPay International

SECTION 1--BASIC LEASE PROVISIONS

1.01. Date and parties. This lease ("Lease") is made on April 1 2001 between Corporate Fiducial Services, Inc., a Nevada corporation ("Landlord") as Trustee for the 125 S. 52nd Street Trust dated 11/15, 1999, and ConSyGen, Inc., including, but not limited to dba Biz Pay USA and/or BizPay International ("Tenant").

1.02. Premises. Landlord leases to Tenant the improved real property located at 125 S. 52nd Street, Tempe, AZ 85281, AKA ConSyGen, Inc.'s home office (Premises) as shown cross-hatched on the attached tax parcel map (Exhibit A) and as legally described on the attached legal (Exhibit B). The Premises comprises approximately 12,674 square feet (.84 acres) of land and 1 free-standing office building (Building) containing approximately 9,884 square feet with the fixtures, improvements, and various site improvements now installed; excluding cable which may be removed; but any destruction to the building or premises caused by any such removal will be repaired at the cost of the remover or ConSyGen, Inc.

1.03. Use. Tenant shall use the Premises for an office space and related activities such as seminars, meetings, et cetera, only, unless Landlord gives its advance written consent to another use, which consent Landlord may unreasonably withhold or delay. Landlord warrants that to the best of its knowledge applicable laws, ordinances, regulations, and restrictive covenants permit the Premises to be used for offices. Tenant shall not create a nuisance or use the premises for any immoral or illegal purposes.

1.04. Term.

1.04(a). Term. The term of this lease will be five years, beginning on April 1, 2001, at 12:01a.m. and expiring on April 30, 2006 at 5 p.m. Arizona time (Expiration Date).

1.04(b). Option to extend. Tenant may extend the term by providing written notice to Landlord at least six months prior to the Expiration Date. The terms and conditions of this Lease applicable at the expiration date will control the extended term. Tenant will not be entitled to request an extension if (1) an event of default has occurred, or (2) Tenant exercises its rights less than six months before the Expiration Date.

SECTION 2--RENT AND SECURITY
2.01. Rent. Tenant shall pay to Landlord a monthly rent, (Rent) of Eleven Thousand Dollars ($11,000) each month for the Term. Additionally, along with the monthly rent, Tenant shall make partial payments of Four Thousand Dollars ($4,000) each month against loans made by Landlord to Tenant, said payment to be included in the monthly rent payment under the same default arrangements and penalties; and shall be included in the term "Rent" herein. Each monthly installment of the Rent shall be paid:

(i) without advance notice, demand, offset, or deduction unless the offset or deduction is made by Tenant as permitted under paragraph 11.01(b)(ii) or to recover any unpaid (nonappealable) court judgment Tenant has against Landlord;
(ii) by the first day of each month during the Term; and (iii) to Landlord at 3550 N. Central Avenue - Suite 1800B, Phoenix, Arizona 85012, or as Landlord may specify in writing to Tenant.

       If the Term does not begin on the first day or end on the last day of a month, the Rent for that partial month shall be prorated by multiplying the monthly Rent by a fraction, the numerator of which is the number of days of the partial month included in the Term and the denominator of which is the total number of days in the full calendar month.

       If Tenant fails to fully pay the Rent (paragraph 2.02(e)) within five (5) business days after it is due, Tenant shall be deemed to be in default of this Agreement and Tenant shall also pay: (i) a late charge equal to twenty percent of the unpaid Rent, plus (ii) interest at 18 percent per annum or the maximum then allowed by applicable law, whichever is greater, on the remaining unpaid balance, retroactive to the date originally due until paid, but the interest accumulation shall temporarily stop accruing after thirty (30) days and not begin again until Landlord gives Tenant notice of the date payment was due and of Tenant's continued failure to pay Rent.

2.02. Definitions.

(i) Premises: means the Building and its equipment and systems, except for the leased filtration system, and the Land.

(ii) Real Estate Taxes:

     (A)  means

          (1) real property taxes, sales taxes and currently due installments of assessments, special or otherwise, imposed upon the Property,

          (2) reasonable legal fees, costs, and disbursements incurred for proceedings to contest, determine, or reduce Real Estate Taxes, but only to the extent the Real Estate Taxes are reduced, and

          (3) Substituted Taxes as defined in paragraph 2.02(c)(vii).

     (B)  Real Estate Taxes exclude:

          (1) federal, state, or local income taxes,

          (2) franchise, gift, transfer, excise, capital stock, estate, succession, or inheritance taxes, and

          (3) penalties or interest for late payment of Real Estate Taxes.

2.03. Security Deposit. Tenant has deposited Fifteen Thousand ($15,000.00) dollars with landlord as security for tenant's payment of rent and performance of its other obligations under this lease, and any renewals or extensions of this lease. If tenant defaults in its payment of rent or performance of its other obligations under this lease, landlord may use all or part of the security deposit for the payment of rent or any other amount in default, or for the payment of any other amount which landlord may spend or become obligated to spend by reason of tenant's default, or suffer by reason of tenant's default. If landlord so uses any portion of the security deposit, tenant will restore the security deposit to its original amount within five (5) business days after written demand from landlord. Landlord will not be required to keep the security deposit separate from its general funds, and tenant will not be entitled to interest on the security deposit. The security deposit will not be a limitation on landlord's damages or other rights under this lease, or a payment of liquidated damages, or an advance payment of the rent. If tenant pays the rent and performs all of its other obligations under this lease, landlord will return the unused portion of the security deposit to tenant within fourteen (14) calendar days of the expiration or termination of this lease; however, if landlord has evidence that the security deposit has been assigned to an assignee of the lease, landlord will return the security deposit to the assignee. Landlord may deliver the security deposit to the purchaser of the premises and be discharged from further liability with respect to it.

SECTION 3--AFFIRMATIVE OBLIGATIONS

3.01. Compliance with Laws.

3.01(a). Landlord's Compliance. Landlord warrants that to the best of its knowledge, that on the Beginning Date, the Premises will comply with all applicable laws, ordinances, rules, and regulations of governmental authorities (Applicable Laws). During the Term, Landlord shall comply with all Applicable Laws regarding the Premises and Building except to the extent Tenant must comply under paragraph 3.01(b).

3.01(b). Tenant's Compliance. Tenant shall comply with all Applicable Laws: (i) regarding the physical condition of the Premises, but only to the extent the Applicable Laws pertain to the particular manner in which Tenant uses the Premises; or (ii) that do not relate to the physical condition of the Premises but relate to the lawful use of the Premises and with which only the occupant can comply, such as laws governing maximum occupancy, workplace smoking, and illegal business operations, such as gambling.

3.01(c). Compliance Limits. If Tenant's compliance requires alterations, changes, or additions to the Premises, then Tenant, shall be fully responsible for such.

3.01(d). Special Compliance. Paragraph 3.01(a)-(c) shall not apply to any compliance relating to the ADA Laws (defined in paragraph 3.02) or Environmental Laws (defined in paragraph 3.03). Instead, paragraphs 3.02 and 3.03 shall apply as applicable.

3.02(a). Tenant's Warranty. Tenant agrees that it shall conduct its occupancy and use of the Premises in accordance with the ADA LAWS (including, but not limited to, modifying its policies, practices, and procedures, and providing auxiliary aids and services to disabled persons). Tenant also agrees that it shall conduct, operate and manage the common areas of the Building and Land in accordance with the ADA LAWS.

3.02(b) Parties Indemnity. Landlord and Tenant agree to indemnify and hold harmless the other from any claims or causes of action resulting from their failure to comply with their respective obligations in this paragraph 3.02.

3.03. Environmental Matters.

3.03(a). Definitions.

(i) The term "Hazardous Substance" means any substance that is at any pertinent time defined or listed in, or otherwise classified, designated, or regulated pursuant to, any Environmental Law as a hazardous substance, hazardous material, extremely hazardous substance, hazardous waste, hazardous chemical, infectious waste, toxic substance, toxic pollutant or solid waste, or any other legislative or regulatory formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity or EP toxicity, including, without limitation, friable asbestos and polychlorinated biphenyls and also including oil and petroleum, petroleum products, by-products and wastes, and by-products associated with the extraction, refining, or use of petroleum or petroleum products, whether or not so defined, listed, classified, designated or regulated in "Environ mental Laws."

(ii) The term "Environmental Law" means any statute, law, act, ordinance, rule, regulation, order, decree, or ruling of any Federal, State and/or local governmental, quasi-governmental, administrative or judicial body, agency, board, commission or other authority relating to the protection of health and/or the environment or otherwise regulating and/or restricting the use, storage, disposal, treatment, handling, release, and/or transportation of Hazardous Substances, including, without limitation, The Comprehensive Environmental Response, Compensation and Liability Act, The Resource Conservation and Recovery Act, The Federal Water Pollution Control Act, The Clean Air Act, The Hazardous Materials Transportation Act, The Toxic Substances Control Act, The Emergency Planning and Community Right To Know Act, and the Environmental Control Laws of the State of Arizona , each as now or hereafter amended, and all regulations and interpretive guidelines respectively promulgated thereunder.

3.03(b). Environmental Representations and Warranties.

(i) Landlord's Representations and Warranties. As a material inducement to Tenant to enter into this Lease, Landlord represents and warrants to Tenant, its officers, directors, shareholders, members, partners, agents and employees, that:

         To the best of Tenant's knowledge, information and belief, and before the Landlord entering into possession of the Premises (a) the Premises has not been used by Tenant or any person authorized by Tenant for the handling, generation, manufacture, production, storage, discharge, treatment, removal, transport or disposal of Hazardous Substances, except in strict compliance with all Environmental Laws, (b) no release in excess of a "reportable quantity" (as defined for purposes of Environmental Laws) has occurred at, on, under, or from the Premises, (c) no underground storage tanks have existed or been installed at or under the Premises, and (d) there have been no actual or threatened orders, investigations, or inquires by any governmental, quasi-governmental, administrative or judicial body, agency, board, commission or other authority relating to the existence of Hazardous Substances at or migrating, flowing or leaking to or from the Premises.

(ii) Tenant's Representations and Warranties. As a material inducement to Landlord to enter into this Lease, Tenant represents and warrants to Landlord, its officers, directors, shareholders, members, partners, agents and employees, as follows.

         (A) The conduct of Tenant's business at the Premises has not involved, does not involve and will not involve under operating methods presently intended to be utilized the use, handling, generation, manufacture, production, storage, discharge, treatment, removal, transport, or disposal of any Hazardous Substance and except for de minimus quantities necessary or incidental to the conduct of Tenant's business at the Premises.

         (B) The conduct of Tenant's business at the Premises does not and will not under operating methods presently intended to be utilized require the issuance to or possession by Tenant of any license, permit, or other governmental or quasi-governmental consent or approval relating to the use, handling, generation, manufacture, production, storage, release, discharge, treatment, removal, transportation, decontamination, cleanup, disposal, or presence of Hazardous Substances, except as described on the attached Phase 1 site assessment.

         (C) The representations and warranties of Landlord and Tenant contained in this paragraph 3.03 shall survive the expiration or termination of the term of this Lease for a period of five (5) years.

3.03(c). Environmental Covenants.

(i) Tenant will not, and it will cause any subtenants of Tenant at the Premises ("Occupants") to not, use, handle, generate, manufacture, produce, store, discharge, treat, remove, transport, or dispose of Hazardous Substances at, in, upon, under, to or from the Premises except (a) in de minimis quantities necessary for or incidental to the conduct of the business of the Tenant or the Occupant at the Premises, and/or (b) in strict compliance with all Environmental Laws.

(ii) Tenant will, and will cause all Occupants to, immediately deliver to Landlord complete copies of all notices, demands, or other communications received by Tenant or any Occupant from any governmental or quasi-governmental authority or any insurance company or board of fire underwriters or like or similar entities regarding in any way (a) alleged violations or potential violations of any Environmental Law or otherwise asserting the existence or potential existence of any condition or activity on the Premises which is or could be dangerous to life, limb, property, or the environment (including without limitation water or air quality), or (b) releases or threatened releases in excess of reportable quantities of Hazardous Substances upon, under, at, in, or from the Premises.

(iii) The Tenant shall immediately advise Landlord in writing (and orally in the event of a release or other emergency) of (a) any and all enforcement, clean-up, removal, and mitigation orders or other governmental, regulatory, or judicial acts or orders instituted, or threatened pursuant to any Environmental Law affecting the Premises, Landlord, Tenant, or any Occupant; (b) all claims made or threatened by any third party against the Premises, Landlord, Tenant or any Occupant (if and when actually known to Tenant) relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any actual, proposed, or threatened use, handling, generation, manufacture, production, storage, release, discharge, treatment, removal, transportation, decontamination, cleanup, disposal, and/or presence of any Hazardous Substance on, under, from, to, or about the Premises; (c) the discovery by Tenant or any Occupant of any occurrence or condition at the Premises or any of Landlord's Properties that could cause the Premises or any of Landlord's Properties to be the subject of a claim, order, or action under any Environmental Law, and/or (d) the discovery by the Tenant or any Occupant of any occurrence or condition at the Premises or any of Landlord's Properties which could subject the Landlord, Tenant, or any Occupant to any material adverse effect on ownership, occupancy, transferability, marketability, or use of the Premises under or as a consequence of any Environmental Law.

(iv) Tenant shall, and shall cause any Occupant to, at its sole cost and expense, observe, perform, and comply with all Environmental Laws applicable to the activities of Tenant or such Occupant at the Premises and all enforcement, cleanup, removal, and mitigation orders or other governmental, regulatory, or judicial acts or orders instituted pursuant to any Environmental Law affecting the Premises, Landlord, Tenant or any Occupant which relate to or arise out of acts or failures to act on the part of Tenant or such Occupant during the term of this Lease, and shall, and shall cause any Occupant to, make all repairs and restorations to the Premises required following the completion thereof.

(v) Tenant shall obtain and maintain in full force and effect during the periods required by law each of the Environmental Permits, and shall immediately notify Landlord in writing of the actual or threatened termination or non-renewal of any of the Environmental Permits then required by law to be maintained by Tenant. (vi) Tenant will, and will cause all Occupants to, provide to Landlord upon Landlord's request copies of all (a) Material Safety Data Sheets with respect to Hazardous Substances known to Tenant to be present upon the Premises, and (b) Chemical Inventory Reporting Forms filed by Tenant pursuant to the Emergency Planning and Community Right To Know Act ("EPCRA") or any state or local laws or ordinances enacted pursuant to or in furtherance of EPCRA.

(vii) Landlord will immediately deliver to Tenant complete copies of all notices, demands, or other communications received by Landlord from any governmental or quasi-governmental authority, or any insurance company or board of fire underwriters or like or similar entities, regarding in any way (i) alleged violations or potential violations of any Environmental Law or otherwise asserting the existence or potential existence of any condition or activity on the Premises which is or could be dangerous to life, limb, property, or the environment (including without limitation water or air quality), or (ii) releases or threatened releases in excess of reportable quantities of Hazardous Substances upon, under, at, in, or from the Premises.

(viii) The Landlord shall immediately upon Landlord receiving actual notice thereof advise Tenant in writing (and orally in the event of a release or other emergency) of (i) any and all enforcement, cleanup, removal, mitigation, or other governmental, regulatory, or judicial acts or orders instituted, contemplated, or threatened pursuant to any Environmental Law affecting the Premises or any tenant or occupant thereof; (ii) all claims made or threatened by any third party against the Premises or any tenant or occupant thereof relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any actual, proposed, or threatened use, handling, generation, manufacture, production, storage, release, discharge, treatment, removal, transportation, decontamination, cleanup, disposal, and/or presence of any Hazardous Substance on, under, from, to, or about the Premises ; (iii) the discovery by Landlord of any occurrence or condition at the Premises that could cause the Premises to be the subject of a claim, order, or action under any Environmental Law, and/or (iv) the discovery by the Landlord of any occurrence or condition at the Premises which could subject the Landlord, Tenant, or any Occupant to any material adverse effect on ownership, occupancy, transferability, marketability, or use of the Premises under or as a consequence of any Environmental Law.

3.03(d). Environmental Indemnification's.

(i) Tenant indemnifies and agrees to protect, defend, and hold harmless, Landlord and all trustees and beneficiaries of any deeds of trusts and mortgages now or hereafter encumbering the Premises, and their respective officers, directors, shareholders, partners, members, employees, agents, parent, subsidiary and affiliated entities, successors, and assigns (collectively "Land lord's Indemnified Group") from and against any and all claims, demands, losses, damages, costs, expenses, liabilities, assessments, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, causes of action, defects in title, remedial action requirements and/or enforcement actions of any kind (including, without limitation, attorneys' fees and costs) directly or indirectly arising out of or attributable to, in whole or in part (a) a material inaccuracy or omission with respect to any of the representations or a material breach of any of the warranties of Tenant contained in paragraph 3.03(b)(ii) above, (b) a material breach of any of the covenants of Tenant contained in paragraph 3.03(c) above, (c) the use, handling, generation, manufacture, production, storage, release, threatened release, discharge, treatment, removal, transport, decontamination, cleanup, disposal, migration, flow, and/or presence of a Hazardous Substance on, under, from, to, or about the Premises caused by Tenant or any Occupant or any of their respective employees, agents, invitees, contractors or subcontractors, or (d) any other activity carried on or undertaken on or off the Premises during the term of this Lease by Tenant or any Occupant or any employees, agents, invitees, contractors or subcontractors of Tenant or any Occupant, in connection with the use, handling, generation, manufacture, production, storage, release, threatened release, discharge, treatment, removal, transport, decontamination, cleanup, disposal and/or presence of any Hazardous Substance at any time during the term of this Lease located, transported, migrated, flowed or present on, under, from, to, or about the Premises. This indemnity is intended to be operable under 42 U.S.C. section 9607(e)(1), as amended, and any successor section thereof.

(ii) Landlord indemnifies and agrees to protect, defend, and hold harmless, Tenant, and its officers, directors, shareholders, partners, members, employees, agents, parent, subsidiary and affiliated entities, successors and assigns (collectively "Tenant Indemnified Group") from and against any and all claims, demands, losses, damages, costs, expenses, liabilities, assessments, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, causes of action, defects in title, remedial action requirements and/or enforcement actions of any kind (including, without limitation, attorneys' fees and costs) directly or indirectly arising out of or attributable to, in whole or in part (a) a material inaccuracy or omission with respect to any of the representations or a material breach of any of the warranties of Landlord contained in paragraph 3.03(b)(i) above, or (b) a breach of any of the covenants of Landlord contained in paragraph 3.03(c) above, or (c) any other activity carried on or undertaken on or off the Premises , by Landlord or any of their respective employees, agents, invitees, contractors or subcontractors in connection with the use, handling, generation, manufacture, production, storage, release, threatened release, discharge, treatment, removal, transport, decontamination, cleanup, disposal and/or presence of any Hazardous Substance at any time located, transported, or present on, under, from, to, or about the Premises. This indemnity is intended to be operable under 42 U.S.C. section 9607(e)(1), as amended, and any successor section thereof.

(iii) The scope of the indemnity obligations contained in this paragraph 3.03(d) includes, but is not limited to: (a) all consequential damages; (b) the cost of any required or necessary repair, cleanup, or detoxification of the applicable real estate and the preparation and implementation of any closure, remedial, or other required plans, including without limitation: (i) the costs of removal or remedial action incurred by the United States government or the State of Arizona or response costs incurred by any other person, or damages from injury to, destruction of, or loss of, natural resources, including the cost of assessing such injury, destruction, or loss, incurred pursuant to the Comprehensive Environ mental Response, Compensation and Liability Act, as amended; (ii) the clean-up costs, fines, damages, or penalties incurred pursuant to any applicable provisions of Arizona law; and (iii) the cost and expenses of abatement, correction, or cleanup, fines, damages, response costs, or penalties which arise from the provisions of any other statute, law, regulation, code, ordinance, or legal requirement, state or federal; and (c) liability for personal injury or property damage arising under any statutory or common law tort theory, including damages assessed for the maintenance of a public or private nuisance, response costs, or for the carrying on of an abnormally dangerous activity.

(iv) In the event that any member of Landlord's Indemnified Group or Tenant's Indemnified Group (each an "Indemnified Group") has presented against it a demand, claim, or written notice, which demand, claim, or written notice constitutes or asserts a matter with respect to which such member of an Indemnified Group is entitled to be indemnified under the provisions of this paragraph 3.03(d) (a "Claim"), then and in such event, the party receiving such Claim (the "Indemnitee") shall notify the party obligated to provide such indemnity (the "Indemnitor") in writing of the receipt of such Claim within seven business days after the Indemnitee receives such Claim (a "Claim Notice"). The failure of an Indemnitee to provide the Claim Notice within such seven-business-days' period shall terminate the obligations of Indemnitor with respect thereto. With respect to any Claim, the Indemnitor shall have the opportunity to defend the Indemnitee with counsel reasonably acceptable to the Indemnitee. The Indemnitor shall be entitled to effectuate, at its sole cost and expense, a settlement of the Claim, provided that the Indemnitor obtains a complete release in favor of the Indemnitee and all members of Indemnitee's Indemnified Group with respect to such Claim.

(v) In the event that before the earlier of (a) five business days before the date on which the Indemnitee would thereafter be prevented from paying such Claim or interposing a defense or otherwise responding with respect to such Claim, or (b) twenty calendar days after the date of the Claim Notice, the Indemnitor fails to either pay such Claim, or interpose a defense or otherwise respond on behalf of the Indemnitee with respect to such Claim, then the Indemnitee, or any other member of such Indemnitee's Indemnified Group, may pay or settle such Claim or defend or otherwise respond to such Claim. In such event, the Indemnitor shall immediately upon demand pay all amounts paid by or on behalf of the Indemnitee with reference to any such Claim and/or any defense or response thereto, including without limitation, all court costs, attorneys' fees, and all other sums and amounts for which the Indemnitor is obligated pursuant to the provisions of this paragraph 3.03(d), together with interest thereon at the rate of eighteen per cent (18%) per annum from the date that any such amount is paid by or on behalf of the Indemnitee until fully reimbursed by Indemnitor.

(vi) Indemnitor's liability hereunder shall, without limiting the indemnity provided in this Agreement, extend to and include all costs, expenses and attorneys' fees incurred or sustained by any Indemnitee in making any investigation on account of any Claim, in prosecuting or defending any action brought in connection therewith, in obtaining or seeking to obtain a release therefrom and/or in enforcing any of the agreements contained in this paragraph 3.03(d).

(vii) The provisions of this paragraph 3.03(d) shall survive the expiration or termination of this Lease and/or any transfer of title to the Premises, and following such transfer of title to the Premises, the transferor shall continue to be entitled to the benefit of and to enforce the provisions of this paragraph 3.03(d) independently or jointly with such transferor's direct or indirect transferees or transferors. Notwithstanding the foregoing, all indemnity obligations contained in this paragraph 3.03(d) shall cease and expire on the eleventh annual anniversary of the expiration or termination of this Lease, except as to matters with respect to which an Indemnitee or any member of such Indemnitee's Indemnified Group has theretofore provided a Claim Notice.

(viii) Each current or future member of an Indemnified Group is hereby designated as a third-party beneficiary of the provisions of this paragraph 3.03(d) with the independent right of enforcement.

3.04. Utilities.

Tenant will pay the appropriate suppliers for all utilities, services and communications to the Premises previous to and during the term, whether or not the services are billed directly to the Tenant. Tenant will also be responsible for all costs and maintenance associated with the foregoing.

3.05.  Taxes.

3.05(a). Obligation for Payment. Tenant will pay all taxes (collectively the "tax"), including without limitation Real Estate Taxes and personal property taxes and assessments assessed, levied, confirmed, or imposed during the term of this lease, whether or not now customary or within the contemplation of landlord and tenant: (i) upon, measured by, or reasonably attributable to the cost or value of tenant's equipment, furniture, fixtures, and other personal property located in the building or on the premises, or by the cost or value of any leasehold improvements made in or to the premises by or for tenant, regardless of whether title to the improvements is iin tenant or landlord;

(ii) upon or measured by the monthly rent, including without limitation any gross receipts tax or excise tax levied by the federal government or any other governmental body with respect to the receipt of monthly rent;

(iii) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use, or occupancy by tenant of the premises or any portion of the premises;

(iv) upon this transaction or any document to which tenant is a party creating or transferring an interest or an estate in the premises;

(v) upon the premises and al personal property, furniture, fixtures, and equipment, and all replacements, improvements, or additions to them, whether owned by landlord or tenant; and

(vi) based in whole or in part on a monthly rent, whether made in addition to or in substitution for any other tax.

3.05(b). Taxes Payable in Installments. Unless landlord has exercised its rights under 5(f) and if, by law, any tax may at the option of the taxpayer be paid in installments (whether or not interest accrues on the unpaid balance of the tax), tenant may exercise the option to pay the tax (an any accrued interest on the unpaid balance of the tax) in installments; in that event, tenant will pay the installments that become due during the term or extension of this lease as they become due and before any fine, penalty, further interest, or cost may be added to them.

3.05(c). Taxes for Period Other Than Term. Any tax, including taxes that have been converted into installment payments, relating to a fiscal period of the taxing authority, a part of which period is included within the term and a part of which is included in a period of time prior to the commencement or after the end of the term, whether or not such tax or installment are assessed, levied, confirmed, imposed upon or in respect of, or become a lien upon the premises, or become payable, during the term, will be adjusted between landlord and tenant as of the commencement or end of the term, so that tenant will pay that portion of the tax or installment which the part of the fiscal period included in the term bears to the fiscal period, and landlord will pay the remainder.

3.05(d). Other Impositions. Tenant will not be obligated to pay local, state, or federal net income taxes assessed against landlord; local, state, or federal capital levy of landlord; or sales, excise, franchise, gift, estate, succession, or inheritance taxes of landlord.

3.05(e). Right to Contest Taxes. Tenant will have the right to contest the amount of validity , in whole or in part, of any tax by appropriate proceedings diligently conducted in good faith, only after paying the tax or posting such security as landlord ay reasonably require in order to protect the premises against loss or forfeiture. Upon the determination of those proceedings, tenant will pay the amount of the tax or part of the tax as finally determined, the payment of which may have been deferred during the prosecution fo the proceedings, together with any costs, fees, interest, penalties, or other related liabilities. Landlord will not be required to join in any contest or proceedings unless the provisions of any law or regulations then in effect require that the proceedings be brought by or in the name of landlord. In that event, landlord will join in the proceedings or permit the to be brought in its name; however, landlord will not be subjected any liability for the payment of any costs or expenses in connection with any contest or proceedings, and tenant will indemnify landlord against and save landlord harmless from any of those costs and expenses.

3.05(f). Estimated Payments. If any lender requires landlord to do so, then, in each December during the term or as soon after December as practicable, landlord will give tenant written notice of its estimate of amounts payable under paragraph 5 for the ensuing calendar year. On or before the third Monday of each month during the ensuing calendar year, tenant will pay to landlord on twelfth (1/12th) of the estimated amounts; however, if notice is not given in December, tenant will continue to pay on the basis of the prior year's estimate until the month after notice is given. If at any tie or times it appears to landlord that the amounts payable under paragraph 5 for the current calendar year will from its estimate by more than ten (10%) percent, landlord will, by written notice to tenant, revise its estimate for the year, and subsequent payments by tenant for such will be based upon the revised estimate.

3.05(g). Final Settlement. Within ninety (90) calendar days after the close of each calendar year or as soon thereafter as practicable, landlord will deliver to tenant a statement of amounts payable under paragraph 5 for the calendar year, prepared by certified public accountants designated by landlord or prepared by landlord and certified by one of its officers. The certified statement will be final and binding upon landlord and tenant. If the statement shows an amount owing by tenant is less than the estimated payments previously made by tenant for the calendar year, the statement will be accompanied by a refund of the excess by landlord to tenant. If the statement shows an amount owing by tenant that is more than the estimated payments previously made by tenant for the calendar year, tenant will pay the deficiency to landlord within thirty (30) calendar days form delivery of the statement.

3.06. Repairs, Maintenance, and Surrender.
3.06(a). Tenant's Care of Premises. Tenant shall:

(i) keep the Premises and fixtures in good order;

(ii) make all repairs and replacements to the Premises and pay Landlord for the repairs or replacements if any such repairs or replacements are needed and made by the Landlord, except to the extent that a claim for such repairs or replacements is waived under paragraphs 5.01(d) or 5.02(c);

(iii) repair and replace special equipment or decorative treatments installed by or at Tenant's request, except

     (A) to the extent the repairs or replacements are needed because of Landlord's misuse or primary negligence during the term of the lease; or

     (B) if the Lease is ended under paragraphs 6.01 (Damages), 6.02 (Condemnation), or 7.03 (Landlord's Default); and

(iv)     not commit waste.

3.06(b). Landlord's Repairs. Shall only make repairs that are a result of Landlord's misuse or primary negligence during the term of the lease.

3.06(c). Time for Repairs. Repairs or replacements required under paragraphs 3.06(a) or 3.06(b) shall be made within a reasonable time (depending on the nature of the repair or replacement needed) after receiving notice or having actual knowledge of the need for a repair or replacement.

3.06(d). Surrendering the Premises. Upon the Ending Date or the date the last extension Term, if any, ends, whichever is later, Tenant shall surrender the Premises to Landlord in the same broom clean condition that the Premises were in on the Beginning Date except for:

(i) ordinary wear and tear;

(ii) condemnation; and

(v) alterations as permitted by this Lease unless consent was conditioned on their removal. On surrender Tenant shall remove from the Premises its personal property, trade fixtures, and any alterations required to be removed under paragraph 4.01 and repair any damage to the Premises caused by the removal. Any items not removed by Tenant as required above shall be considered abandoned. Landlord may dispose of abandoned items as Landlord chooses and bill Tenant for the cost of their disposal, minus any revenues received by Landlord for their disposal.

SECTION 4--NEGATIVE OBLIGATIONS

4.01. Alterations.

4.01(a). Definitions. "Alterations" means alterations, additions, substitutions, installations, changes, and improvements, but excludes minor decorations (such as painting).

4.01(b). Consent. Tenant shall not make Alterations without Landlord's advance written consent. Landlord's consent shall not be unreasonably withheld, conditioned, or unduly delayed for nonstructural interior Alterations to the Premises that do not adversely affect the Building's appearance, value, HVAC, other Building systems, or structural strength.

4.01(c). Conditions of consent. Landlord may condition its consent in paragraph 4.01(b) on all or any part of the following:

(i) Tenant shall furnish Landlord with reasonably detailed plans and specifications of the Alterations;

(ii) The Alterations shall be performed and completed--

     (A) in accord with the submitted plans and specifications,

     (B) in a good and workmanlike manner,

     (C) in compliance with all applicable laws, regulations, rules, ordinances, and other requirements of governmental authorities.

     (D) using new materials and installations at least equal in quality to the original Building materials and installations, and

     (E) with due diligence;

(iii) Tenant shall use workers and contractors, except for routine maintenance, whom Landlord employs or approves in writing, which approval shall not be unreasonably withheld, conditioned, or unduly delayed;

(iv) Tenant shall modify plans and specifications because of reasonable conditions set by Landlord after reviewing the plans and specifications;

(v) Tenant's contractors shall carry builder's risk insurance in an amount then customarily carried by prudent contractors and workers' compensation insurance for its employees in statutory limits;

(vi) Tenant's workers or contractors shall work in harmony and not unreasonably interfere with Landlord's workers or contractors or other tenants and their workers or contractors;

(vii) If the Alteration's estimated cost exceeds $10,000.00, Tenant shall supply a lien and completion bond, bank letter of credit, or other security satisfactory to Landlord, in an amount equal to the estimated cost to insure Landlord against materials and mechanics' liens and against completion of the Alterations;

(viii) Tenant shall give Landlord at least fifteen (15) calendar days advance notice before beginning any Alterations so that Landlord may post or record notices of nonresponsibility;

(ix) Upon demand Tenant shall give Landlord evidence that it complied with any condition set by Landlord;

(x) Tenant shall give Landlord complete as-built mylar drawings or CAD drawings of the Alterations after they are finished; and

(xi) Tenant shall remove the Alterations and repair any damage from their removal by the Ending Date, or the date the last extension Term ends, if any, whichever is later.

4.01(d). Payment and Ownership of the Alterations. Alterations made under this paragraph shall be at Tenant's expense. The Alterations shall belong to Landlord when this Lease and the last extension Term, if any, ends except for those Alterations required to be removed by Tenant, if any, under paragraph 4.01(c)(xi). Nevertheless, Tenant may remove its trade fixtures, furniture, equipment, and other personal property if Tenant promptly repairs any damage caused by their removal.

4.02 Assignment and Sublease.

4.02(a). Consent Required. Tenant shall not transfer, mortgage, encumber, assign, or sublease all or part of the Premises without Landlord's advance written consent. Landlord's consent to any assignment or sublease shall not be unreasonably withheld, conditioned, or unduly delayed.

4.02(b). Reasonableness. Landlord's consent shall not be considered unreasonably withheld or conditioned if consent is denied because:

(i) the proposed subtenant's or assignee's financial responsibility does not meet the same criteria Landlord uses to select comparable Building tenants;

(ii) the proposed subtenant's or assignee's business is not suitable for the Building considering the Building's prestige; or

(iii) the proposed use is inconsistent with the use permitted by paragraph 1.03.

4.02(c). Procedure.

(i) Tenant must provide Landlord in writing:

     (A) the name and address of the proposed subtenant or assignee;

     (B) the nature of the proposed subtenant's or assignee's business it will operate in the Premises;

     (C) the terms of the proposed sublease or assignment; and

     (D) reasonable financial information so that Landlord can evaluate the proposed subtenant or assignee under paragraph 4.02(b)(i).

(ii) Landlord shall, within ten (10) business days after receiving the information under paragraph 4.02(c)(i), give written notice to Tenant to permit or deny the proposed sublease or assignment. If Landlord denies consent, it must explain the reasons for the denial. If Landlord does not give notice within the ten (10) business-day period, then Tenant may sublease or assign part or all of the Premises upon the terms Tenant gave in the information under paragraph 4.02(c)(i).

4.02(d). Affiliates. Notwithstanding paragraphs 4.02(a), (b), and (c), Tenant may assign or sublease part or all of the Premises without Landlord's consent to:

(i) any corporation or partnership that controls, is controlled by, or is under common control with, Tenant; or

(ii) any corporation resulting from the merger or consolidation with Tenant or to any entity that acquires all of Tenant's assets as a going concern of the business that is being conducted on the Premises, as long as the assignee or sublessee is a bona fide entity and assumes the obligations of Tenant.

4.02(e). Conditions. Subleases and Assignments by Tenant are also subject to:

(i) The terms of this Lease;

(ii) The Term shall not extend beyond the Lease Term;

(iii) Tenant shall remain liable for all Lease obligations;

(iv) Consent to one sublease or assignment does not waive the consent requirement for future assignments or subleases; and

(v) Fifty percent of the consideration received by Tenant from an assignment or sublease that exceeds the amount Tenant must pay Landlord (Excess Consideration), which amount is to be prorated where a part of the Premises is subleased or assigned, shall also be paid to Landlord. In determining the excess consideration, the consideration received by Tenant shall be deemed to be reduced by the reasonable leasing commissions paid by Tenant, payments attributable to the amortization of the cost of improvements made to the Premises at Tenant's cost for the assignee or sublessee, and other reasonable, out-of-pocket costs paid by Tenant, such as attorneys' fees directly related to Tenant's obtaining an assignee or sublessee. Tenant shall pay this Excess Consideration to Landlord at the end of each calendar year during which Tenant collects any Excess Consideration. Each payment shall be sent with a detailed statement showing

     (A) the total consideration paid by the subtenant or assignee, and

     (B) any exclusions from the consideration permitted by this paragraph.

     Landlord shall have the right to audit Tenant's books and records to verify the accuracy of the detailed statement.

SECTION 5--INSURANCE

5.01. Insurance.

5.01(a). "All-Risk" coverage. Tenant will obtain and keep in force during the term of this lease, "All-Risk" coverage insurance on the Building and the Improvements (paragraph 1.05 and Exhibit D). The "All Risks" perils shall also include the perils of Earth Movement, Flood, and Boiler and Machinery. The amount of the insurance shall be equal to the full replacement value of the Building and the Improvements, as determined by the Landlord no more than once every twelve months. The amount of insurance will be set forth on an "agreed amount endorsement" to the policy of insurance and will be subject to arbitration if Landlord and Tenant do not agree with regard to such value. Landlord and Tenant agree that the value of the existing Building and Improvements is $1,230,600. The insurance shall include a replacement cost endorsement subject to no co-insurance.

5.01(b). General Liability. Tenant will obtain and keep in force during the term of this lease commercial general liability insurance with a minimum combined single limit of $500,000 for injury to or death of any one person, for injury to or death of any number of persons in one occurrence, and for damage to property, insuring against any and all liability of Landlord and Tenant, including without limitation coverage for contractual liability, broad-form property damage, host liquor liability, and non-owned automobile liability, with respect to the premises or arising out of the maintenance, use, or occupancy of the Premises. The insurance will be non-contributing with any insurance that may be carried by Landlord and will contain a provision that Landlord, although named as an insured, will nevertheless be entitled to recover under the policy for any loss, injury, or damage to Landlord, its agents, and employees, or the proper of such persons.

5.01(c). Release of Claims and Waiver of Subrogation. Tenant waives any right of recovery against the Landlord and releases all claims arising in any manner in its favor and against the Landlord for any loss or damage to Tenant's property (real or personal) located within or constituting a part of or all of the Premises. The Tenant further agrees to have its insurer(s) waive any rights of subrogation that such insurers may have against the Landlord.

5.01(d). Increase in Insurance. The amount of General Liability insurance coverage required by paragraph 5.01(b) are subject to review at the end of each three-year period following the Beginning Date. At each review, the amounts of coverage shall be increased to the amounts of coverage that institutional lenders generally require to be carried by prudent landlords and tenants of comparable class buildings in the Phoenix area.

         Either party may make the review and request appropriate increases based upon this review within sixty (60) calendar days after each three-year period ends. If the parties do not agree to the amount of the increase, then the party requesting the increase may submit the dispute to arbitration under paragraph 11.01 within thirty (30) calendar days of the request for the increase.

5.01(e). Insurance Criteria. Insurance policies required by this Lease shall:

(i) be issued by insurance companies licensed to do business in the state of Arizona with general policyholder's ratings of at least "A" and a financial rating of at least "XI" in the most current Best's Insurance Reports available on the date the party obtains or renews the insurance policies. If the Best's ratings are changed or discontinued, the parties shall agree to an equivalent method of rating insurance companies. If the parties cannot agree they shall submit the dispute to arbitration under paragraph 11.01;

(ii) provide that the insurance not be canceled or materially changed in the scope or amount of coverage unless thirty (30) days' advance notice is given to the nonprocuring party;

(iii) be primary policies--not as contributing with, or in excess of, the coverage that the other party may carry;

(iv) be permitted to be carried through a "blanket policy" or "umbrella" coverage;

(v) have deductibles not greater than $1,000;

(vi) be written on an "occurrence" basis; and

(vii) be maintained during the entire Term and any extension Terms.

5.01(f). Evidence of Insurance. By the Beginning Date and upon each renewal of its insurance policies, Tenant shall provide a certificate of insurance to Landlord. Each certificate shall specify amounts, types of coverage, the waiver of subrogation, and the insurance criteria listed in paragraph 5.01(e). The policies shall be renewed or replaced and maintained by Tenant. If Tenant fails to give the required certificate within thirty (30) calendar days after written notice of demand for it, Landlord may obtain and pay for that insurance and receive reimbursement from Tenant.

5.02. Indemnification of Third Party Claims.

5.02(a). Tenant's Indemnity. Tenant indemnifies, defends, and holds Landlord harmless from third party claims:

(i) for personal injury, bodily injury, death, or property damage;

(ii) for incidents occurring in or about the Premises or Building; and

(iii) caused by the negligence or willful misconduct of Tenant, its agents, employees, or invitees.

     When the claim is caused by the joint negligence or willful misconduct of Tenant and Landlord or Tenant and a third party unrelated to Tenant, except Tenant's agents, employees, or invitees, Tenant's duty to defend, indemnify, and hold Landlord harmless shall be in proportion to Tenant's allocable share of the joint negligence or willful misconduct.

5.03. Limitation of Landlord's liability.

5.03(a). Transfer of Premises. If the Premises is sold or transferred, voluntarily or involuntarily, Landlord's Lease obligations and liabilities accruing after the transfer shall be the sole responsibility of the new owner if:

(i) the new owner is able to and expressly agrees in writing to assume Landlord's obligations; and

(ii) Tenant's funds that Landlord is holding, such as the Security Deposit, are given to the new owner.

5.03(b). Liability for Money Judgment. If Landlord, its employees, officers, or partners are ordered to pay Tenant a money judgment because of Landlord's default, then except in those instances listed in paragraph 5.03(c), Tenant's sole remedy to satisfy the judgment shall be:

(i) Landlord's interest in the Premises including the rental income and proceeds from sale; and

(ii) any insurance or condemnation proceeds received because of damage or condemnation to, or of, the Premises that are available for use by Landlord.

5.03(c). Exceptions. Paragraph 5.03(b) does not apply when:

(i) Landlord failed to apply insurance or condemnation proceeds as required by the Lease; or

(ii) Landlord misappropriated escrow funds.

     Nothing in paragraphs 5.03(a), (b), or (c) shall be interpreted to mean that Tenant cannot be awarded specific performance or an injunction.

SECTION 6--LOSS OF PREMISES

6.01. Damages.

6.01(a). General. If the Premises are damaged or destroyed by reason of fire or any other cause, Tenant will immediately notify Landlord and will promptly repair or rebuild the Premises at Tenant's expense, os as to make the Premises at least equal in value to the Premises existing immediately prior to the occurrence and as nearly similar to it in character as is practicable and reasonable. Landlord will apply and make available to pay to tenant the net proceeds of any fire or other casualty insurance paid to Landlord, after deduction oaf any costs of collection, including attorney's fees, for repairing or rebuilding as the same progresses. Payments will be made against properly certified vouchers of competent architect in charge of the work and approved by Landlord. Landlord will contribute, out of the insurance proceeds, towards each payment to be made by or on behalf of tenant for the repairing or rebuilding of the Premises, under a schedule of payments to be made by tenant and not unreasonably objected to by landlord, an amount in the proportion to the payment by tenant as the total net amount received by landlord from insurers bears to the total estimated cost of the rebuilding or repairing. Landlord, however, may withhold from each amount so to be paid by landlord fifteen percent of the amount until the work of repairing or rebuilding is completed and proof has been furnished to landlord that no lien or liability has attached or will attach to the premises or to landlord in connection with the repairing or rebuilding. Upon the completion of rebuilding and the furnishing of proof, the balance of the net proceeds of the insurance will be pad to tenant. If the proceeds of insurance are paid to the holder of any mortgage on landlord's interest in the premises, landlord will make available net proceeds of the insurance in accordance with the provisions of this paragraph. Before beginning repairs or rebuilding, or letting any contracts in connection with repairs or rebuilding, tenant will submit for landlord's approval, which approval landlord will not unreasonably withhold or delay, complete and detailed plans and specifications, tenant will begin the repairs or rebuilding and will prosecute the repairs or rebuilding to completion with diligence, subject, however, to strikes, lockouts, acts of God, embargoes, governmental restrictions, and other cause beyond tenant's reasonable control. Tenant will obtain and deliver to landlord a temporary of final certificate of occupancy before the premises are re-occupied for any purpose. The repairs or rebuilding will be completed free and clear of mechanics' or other liens, and in accordance with the building codes and all other public authority affecting the repairs or rebuilding, and also in accordance with all requirements of the insurance rating organization, or similar body, and of nay liability insurance company insuring landlord against liability or accidents related to the premises. Any remaining proceeds of insurance after the restoration will be tenant's property.

6.01(b). Landlord's Inspection. During the progress of repairs or rebuilding, landlord and its architects and engineers may from time to time inspect the building and will furnished, if required by them, with copies of all plans, shop drawings, and specifications relating to the repairs or rebuilding. Tenant will keep all plans, shop drawings, and specifications at the building, and landlord and its architects and engineers may examine them at all reasonable times. If, during the repairs or rebuilding are not being done n accordance with the approved plans and specifications, landlord will give prompt notice in writing to tenant, specifying in detail the particular deficiency, omission, or other respect in which landlord claims the repairs or rebuilding do not accord with the approved plans and specifications. Upon the receipt of that notice, tenant will cause corrections to be made to any deficiencies, omissions, or such other respect.

6.01(c). Landlord's Costs. The charges of any architect or engineer of landlord employed to pass upon any plans and specifications and to supervise and approve any construction, or for any services rendered by the architect or engineer to landlord as contemplated by any of the provisions of this lease, will be paid by tenant as a cost of the repair or rebuilding. The fees of such architect or engineer will be those customarily paid for comparable services.

6.01(d). No Rent Abatement. Monthly rent will not abate pending the repairs or rebuilding except to the extent to which landlord receives a net sum as proceeds of any rent insurance.

6.01(e). Damage During Last Two Years. If at any time during the last two years of the term or its extension the building is so damaged by fire or otherwise that the cost of restoration exceeds fifty percent of the replacement value of the building (exclusive of foundation) immediately prior to the damage, either landlord or tenant may, within 30 calendar days after such damage, give written notice of its election to terminate this lease and, subject to the further provisions of this paragraph, this lease will cease on the tenth calendar day after the delivery of that notice. Monthly rent will be apportioned and paid at the time of termination. If this lease is son terminated, tenant will have no obligation to repair or rebuild, and the entire insurance proceed will belong to landlord free of tenant's claims.

6.02. Condemnation.

6.02(a). Definitions. The terms "eminent domain," "condemnation," "taken," and the like in paragraph 6.02 include takings for public or quasi-public use and private purchases in place of condemnation by any authority authorized to exercise the power of eminent domain.

6.02(b). Entire Taking. If the entire Premises or the portions of the Building required for reasonable access to, or the reasonable use of, the Premises are taken by eminent domain, this Lease shall automatically end on the earlier of:

(i) the date title vests; or

(ii) the date Tenant is dispossessed by the condemning authority.

6.02(c). Partial Taking. If the taking of a part of the Premises materially interferes with Tenant's ability to continue its business operations in substantially the same manner and space then Tenant may end this Lease on the earlier of:

(i) the date when title vests; or

(ii) the date Tenant is dispossessed by the condemning authority. If there is a partial taking and this Lease continues, then the Lease shall end as to the part taken and the Rent shall abate in proportion to the part of the Premises taken and Tenant's pro rata share shall be equitably reduced.

6.02(d). Termination by Landlord. If title to a part of the Building other than the Premises is condemned, and in Landlord's reasonable opinion, the Building should be restored in a manner that materially alters the Premises, Landlord may cancel this Lease by giving notice to Tenant. Cancellation notice shall be given within sixty (60) calendar days following the date title vested. This Lease shall end on the date specified in the cancellation notice, which date shall be at least thirty (30) calendar days but not more than ninety (90) calendar days after the date notice is given.

6.02(e). Rent Adjustment. If the Lease is canceled as provided in paragraphs 6.02(b), (c), or (d), then the Rent, and other charges shall be payable up to the cancellation date, and shall account for any abatement. Landlord, considering any abatement, shall promptly refund to Tenant any prepaid, unaccrued Rent plus Security Deposit, if any, less any sum then owing by Tenant to Landlord.

6.02(f). Repair. If the Lease is not canceled as provided for in paragraphs 6.02(b), (c), or (d), then Landlord at its expense shall promptly repair and restore the Premises to the condition that existed immediately before the taking, except for the part taken, to render the Premises a complete architectural unit, but only to the extent of the:

(i) condemnation award received for the damage; and

(ii) Building Standard Work.

6.02(g). Awards and Damages. Landlord reserves all rights to damages paid because of any partial or entire taking of the Premises. Tenant assigns to Landlord any right Tenant may have to the damages or award. Further, Tenant shall not make claims against Landlord or the condemning authority for damages.

         Notwithstanding anything else in paragraph 6.02(g), Tenant may claim and recover from the condemning authority a separate award for Tenant's moving expenses, business dislocation damages, Tenant's personal property and fixtures, the unamortized costs of leasehold improvements paid for by Tenant, and any other award that would not reduce the award payable to Landlord by more than ten
(10) percent. Each party shall seek its own award, as limited above, at its own expense, and neither shall have any right to the award made to the other.

6.02(h). Temporary Condemnation. If part or all of the Premises are condemned for a limited period of time (Temporary Condemnation), this Lease shall remain in effect. The Rent and Tenant's obligations for the part of the Premises taken shall abate during the Temporary Condemnation in proportion to the part of the Premises that Tenant is unable to use in its business operations as a result of the Temporary Condemnation. Landlord shall receive the entire award for any Temporary Condemnation.

SECTION 7--DEFAULT

7.01. Tenant's Default.

7.01(a). Defaults. Each of the following constitutes a default (Default):

(i) Tenant's failure to pay Rent by the due date;

(ii) Tenant's failure to perform or observe any obligation of this lease;

(iii) Tenant's abandoning or vacating the Premises if Tenant fails to timely pay the Rent by the due date; or

(iv) Tenant's failure to vacate or stay any of the following within ninety (90) days after they occur:

     (A) a petition in bankruptcy is filed by or against Tenant;

     (B) Tenant is adjudicated as bankrupt or insolvent;

     (C) a receiver, trustee, or liquidator is appointed for all or a substantial part of Tenant's property; or

     (D) Tenant makes an assignment for the benefit of creditors.

7.02. Landlord's Remedies.

7.02(a). Remedies. Landlord in addition to the remedies given in this Lease or under the law, may do any one or more of the following if Tenant commits a Default under paragraph 7.01:

(i) end this Lease, and Tenant shall then surrender the Premises to Landlord;

(ii) enter and take possession of the Premises either with or without process of law and remove Tenant, with or without having ended the Lease; and

(iii) alter locks and other security devices at the Premises. Tenant waives claims for damages by reason of Landlord's reentry, repossession, or alteration of locks or other security devices and for damages by reason of any legal process.

7.02(b). No Surrender. Landlord's exercise of any of its remedies or its receipt of Tenant's keys shall not be considered an acceptance or surrender of the Premises by Tenant. A surrender must be agreed to in a writing signed by both parties.

7.02(c). Rent. If Landlord ends this Lease or ends Tenant's right to possess the Premises because of a Default, Landlord may hold Tenant liable for Rent, and other indebtedness accrued to the date the Lease ends. Tenant shall also be liable for the Rent, and other indebtedness that otherwise would have been payable by Tenant during the remainder of the Term had there been no Default, reduced by any sums Landlord receives by re-letting the Premises during the Term.

7.02(d). Other Expenses. Tenant shall also be liable for that part of the following sums paid by Landlord and attributable to that part of the Term ended due to Tenant's Default:

(i) reasonable broker's fees incurred by Landlord for re-letting part or all of the Premises prorated for that part of the re-letting Term ending concurrently with the then current Term of this Lease;

(ii) the cost of removing and storing Tenant's property;

(iii) the cost of minor repairs, alterations, and remodeling necessary to put the Premises in a condition reasonably acceptable to a new Tenant; and

(iv) other necessary and reasonable expenses incurred by Landlord in enforcing its remedies.

7.02(e). Payment. Tenant shall pay the sums due in paragraphs 7.02(c) and (d) within thirty (30) calendar days of receiving Landlord's proper and correct invoice for the amounts. Landlord is not entitled to accelerated Rent. During each action to collect Landlord shall be limited to the amount of any sums due under paragraph 7.02(c) that would have accrued had the Lease not been ended and sums under paragraph 7.02(d) that have been incurred by Landlord and are now payable by Landlord.

7.02(f). Mitigation. Landlord shall mitigate its damage by making commercially reasonable efforts to re-let the Premises on reasonable terms. Landlord may re-let for a shorter or longer period of time than the Lease Term and make any necessary repairs or alterations. Landlord may re-let on any commercially reasonable terms including a reasonable amount of free rent. If Landlord re-lets for a period of time longer than the current Lease Term, then any special concessions given to the new tenant shall be allocated throughout the entire re-letting Term to not unduly reduce the amount of consideration received by Landlord during the remaining period of Tenant's Term.

7.03. Landlord's Default. Landlord's failure to perform or observe any of its Lease obligations after a period of thirty (30) business days or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure after receiving written notice from Tenant is a Default. The notice shall give in reasonable detail the nature and extent of the failure and identify the Lease provision(s) containing the obligation(s).

         If Landlord commits a Default, Tenant may pursue any remedies given in this Lease or under the law.

7.04. Exception to Cure Periods. The cure periods in paragraphs 7.01(a)(iii) and
7.03 do not apply to:

(i) emergencies;

(ii) failure to maintain the insurance required by paragraph 5.01. 7.05. Self-Help. If Tenant commits a Default, Landlord may, without being obligated and without waiving the Default, cure the Default. Landlord may enter the Premises to cure the Default. Tenant shall pay Landlord, upon demand, all costs, expenses, and disbursements incurred by Landlord to cure the Default.

7.06. Survival. The remedies permitted by Section 7, the parties' indemnities in paragraphs 3.03(d) and 5.02, and Landlord's obligation to mitigate damages in paragraph 7.02(f) shall survive the ending of this Lease.

SECTION 8--NONDISTURBANCE

8.01. Subordination, Nondisturbance, and Attornment.

8.01(a). Mortgages. Subject to paragraph 8.01(b), this Lease is subordinate to prior or subsequent mortgages covering the Building.

8.01(b). Foreclosures. If any mortgage is foreclosed, then:

(i) This Lease shall continue upon the same terms and conditions with the Successor Landlord performing the obligations of Landlord;

(ii) Tenant's quiet possession shall not be disturbed if Tenant is not in Default;

(iii) Tenant will attorn to and recognize the mortgagee or purchaser at foreclosure sale (Successor Landlord) as Tenant's landlord for the remaining Term; and

(iv) The Successor Landlord shall not be bound by:

     (A) any payment of Rent for more than one month in advance, except the Security Deposit and free rent, if any, specified in the Lease,

     (B) any amendment, modification, or ending of this Lease without Successor Landlord's consent which may be made after the Successor Landlord's name is given to Tenant unless the amendment, modification, or ending is specifically authorized by the original Lease and does not require Landlord's prior agreement or consent, and

     (C) any liability for any act or omission of a prior Landlord, except to cure continuing defaults.

8.01(c). Self-Operating. Paragraph 8.01 is self-operating. However, Tenant shall execute any documents needed to confirm this arrangement and deliver such executed documents to Landlord within ten (10) business days after receiving the documents from Landlord.

8.02. Estoppel Certificate.

8.02(a). Obligation. Either party (Answering Party) shall from time to time, within ten (10) business days after receiving a written request by the other party (Asking Party), execute and deliver to the Asking Party a written statement. This written statement, which may be relied upon by the Asking Party and any third party with whom the Asking Party is dealing shall certify:

(i) the accuracy of the Lease document;

(ii) the Beginning and Ending Dates of the Lease;

(iii) that the Lease is unmodified and in full effect or in full effect as modified, stating the date and nature of the modification;

(iv) whether to the Answering Party's knowledge the Asking Party is in default or whether the Answering Party has any claims or demands against the Asking Party and, if so, specifying the Default, claim, or demand; and

(v) to other correct and reasonably ascertainable facts that are covered by the Lease terms.

8.02(b). Remedy. The Answering Party's failure to comply with its obligation in paragraph 8.02(a) shall be a Default. Notwithstanding paragraphs 7.01(a)(iii) and 7.03, the cure period for this Default shall be five (5) business days after the Answering Party receives notice of the Default.

8.03. Quiet Possession. Landlord warrants that it owns the Building free and clear of all encumbrances except those listed below:

     If Tenant is not in Default, and subject to the Lease terms and the above encumbrances, Landlord warrants that Tenant's peaceable and quiet enjoyment of the Premises shall not be disturbed by anyone.

SECTION 9--LANDLORD'S RIGHTS

9.02. Mechanic's Liens.

9.02(a). Discharge Lien. Tenant shall, within twenty (20) calendar days after receiving notice of any mechanic's lien for material or work claimed to have been furnished to the Premises on Tenant's behalf and at Tenant's request, except for work contracted by Landlord:

(i) discharge the lien; or

(ii) post a bond equal to the amount of the disputed claim with companies reasonably satisfactory to Landlord. If Tenant posts a bond, it shall contest the validity of the lien. Tenant shall indemnify, defend, and hold Landlord harmless from losses incurred from these liens.

9.02(b). Landlord's Discharge. If Tenant does not discharge the lien or post the bond within the twenty (20) day period, Landlord may pay any amounts, including interest and legal fees, to discharge the lien. Tenant shall then be liable to Landlord for the amounts paid by Landlord.

9.02(c). Consent not Implied. Paragraph 9.02 is not a consent to subject Landlord's property to these liens.

9.03. Right to Enter.

9.03(a). Permitted Entries. Landlord and its agents, servants, and employees may enter the Premises at reasonable times, and at any time if an emergency, without charge, liability, or abatement of Rent, to:

(i) examine the Premises;

(ii) make repairs, alterations, improvements, and additions either required by the Lease or advisable to preserve the integrity, safety, and good order of part or all of the Premises or Building;

(iii) show the Premises to prospective lenders or purchasers and during the one hundred and eighty (180) days immediately before this Lease ends to prospective tenants, accompanied, if requested by Tenant, by a Tenant representative;

(iv) post notices of nonresponsibility;

(v) remove any Alterations made by Tenant in violation of paragraph 4.01; and

(vi) post "For Sale" signs and, during the one hundred and eighty (180) days immediately before this Lease ends, post "For Lease" signs.

9.03(b). Entry Conditions. Notwithstanding paragraph 9.03(a), entry is conditioned upon Landlord:

(i) giving Tenant at least twenty-four (24) hours advance notice, except in an emergency;

(ii) using commercially reasonable efforts to promptly finish any work for which it entered; and

(iii) using commercially reasonable efforts to minimize interference to Tenant's business.

9.03(c). Interference with Tenant. Notwithstanding paragraphs 9.03(a) and (b):
(i) if Landlord's entry materially and substantially interferes with the conduct of Tenant's business (and the entry is not needed because of Tenant's negligence or willful misconduct), the Rent shall abate in proportion to the extent of the interference; and

(ii) if Landlord causes damage to Tenant's property, Landlord shall be liable for any damage.

9.04. Holdover.

9.04(a). Holdover Status. If Tenant continues occupying the Premises after the Term ends (Holdover) then: (i) if the Holdover is with Landlord's written consent, it shall be a month-to-month tenancy, terminable on thirty (30) calendar days advance notice by either party. Tenant shall pay at the beginning of each month Rent that is five (5) percent higher than the amount due in the last full month immediately preceding the Holdover period unless Landlord specifies a lower or higher Rent in the written consent;

(ii) if the Holdover is without Landlord's written consent, then Tenant shall be a tenant-at-sufferance. Tenant shall pay by the first day of each month during the Holdover twice the amount of Rent due in the last full month immediately preceding the Holdover period and shall be liable for any damages suffered by Landlord because of Tenant's Holdover. Landlord shall retain its remedies against Tenant who holds over without written consent.

9.04(b). Holdover Terms. The Holdovers in paragraph 9.04(a) shall be on the same terms and conditions of the Lease except:

(i) the Term (paragraph 1.04);

(ii) Rent (paragraphs 2.01 and 2.02);

(iii) the extension Term is deleted (paragraph 10.01);

(iv) the Quiet Possession provision is deleted (paragraph 8.03);

(v) consent to an assignment or sublease may be unreasonably withheld, conditioned, or delayed (paragraph 4.02);

(vi) the provision on Landlord's Default is deleted (paragraph 7.03);

SECTION 10--OP3.02. Americans with Disabilities Act (ADA).

3.02(a). Landlord's Warranty. Landlord warrants and represents that the Building and Land are in compliance with the requirements of Title III of the Americans With Disabilities Act of 1990, as amended (the "ADA") and the regulations and accessibility guidelines of the ADA and any similar state or local laws, collectively called the ADA LAWS. Landlord further agrees that any alterations, modifications, upfit, or construction performed by Landlord to the Premises shall be performed in compliance with the ADA LAWS.

OPTION TO PURCHASE

10.01. Option to Purchase.
10.01(a). Consideration. In consideration of the option to purchase the Premises ("Option"), the tenant ("Optionee") will pay the Landlord ("Optionor") the sum of one hundred thousand ($100,000) dollars at one thousand dollars ($1000.00) per week beginning January 1, 2002. If Option is exercised prior to complete payment of Option consideration, then said consideration is due and payable prior to Option being exercised.

10.01(b) Option Period. The Option shall run concurrently with this lease once Tenant has paid full consideration to Landlord, however, if Tenant defaults under the terms of this Agreement, then the Option to purchase is canceled and is of no further force nor effect.

10.01(c) Exercise of Option. Optionee may exercise Option at any time before the expiration of option period by providing written notice to Optionor.

10.01(d) Purchase Price. The purchase price for the premises is One million two hundred ninety five thousand ($1,295,000) dollars plus any real estate taxes due on the Premises if Option is exercised before December 1, 2002. The purchase price thereafter is as follows:


     (iii) $1,295,000 plus a percentage increase equal to the CPI for 2002 and any real estate taxes due on the premises. December 2, 2002 through December 1, 2003;

     (iv) The figure derived from paragraph 10.01 (d)(i) plus a percentage increase equal to the CPI for 2003 and any real estate taxes due on the premises. December 2, 2003 through December 1, 2004;

     (v) The figure derived from paragraph 10.01(d)(i) plus a percentage increase equal to the CPI for 2004 and any real estate taxes due on the premises. December 2, 2004 through December 1, 2005; or

     (vi) Market value as determined by an MAI or SRI appraiser as of the date the option is exercised plus any real estate taxes due on the premises if exercised after December 1, 2005.

for exercising Option. The Security Deposit and consideration paid by Optionee for this Option, shall be fully credited toward the deposit. Security Title Agency will place deposit into an interest bearing account and will apply all interest paid to deposit. Optionee must pay the remainder of the purchase price at settlement, as defined in paragraph 10.01(f).

10.01(e). Unexercised Option. If Option is unexercised, Optionor will retain the consideration paid by Optionee for Option.

10.01(f). Settlement. If Optionee exercises its option to purchase the Premises, Optionee must consummate the purchase of the Premises within 120 calendar days from the date Optionee exercises Option ("settlement" or "closing"). After exercise of the option, Optionee agrees to take all necessary actions, in a commercially reasonable manner, in order to make full settlement in accordance with the terms of this agreement including but not limited to reviewing the title report; notifying the Optionor as to defects; completing any environmental, engineering, structural, or other tests that it deems necessary; and pursuing financing for the purchase of the Premises.

At settlement, and as a condition to Optionee's obligations hereunder, Optionee shall be able to obtain a Standard ALTA Form B-1086 owners' marketability policy at normal rates in an amount not less than $350,000, insuring that title to the property is conveyed free of any encumbrances or defects, except as waived in writing by Optionee. At the settlement, in addition to all other documents required to be delivered by the provisions hereof (a) Optionor shall deliver to Optionee a bill of sale for the personal property, an assignment of such insurance policies and service contracts on the property as shall be assigned at the request of Optionee, all books and records pertaining to the operation of the property, an assignment of leases, such certificates, permits and licenses, with respect to the property as shall be assignable, any plans and specifications of the property in Optionor's possession; and (b) Optionee shall deliver to Optionor an indemnification for security deposits turned over to Optionee.

As of the settlement (a) subject to the provisions of paragraph 15 below, no part of the Premises shall have been acquired, or shall be about to be acquired, by any governmental authority or agency in the exercise of its power of eminent domain or by private purchase in lieu thereof, nor shall there be any threat or imminence of any such acquisition or purchase; and (b) any representations and warranties as set forth in this agreement shall be true and correct.

If Optionee exercises the option, the Optionor shall deliver to the Title Agenvy designated in paragraph 10.01(d), such affidavits and indemnities, and/or establish such escrow accounts, as may berequested by the Title Agency in order to remove exceptions from the title policy for unrecorded easements, unfilled mechanic's or materialmen's liens, litigation, tax liens, unpaid special assessments, unpaid water and sewer charges, together with such other documentation and evidence as may be requested by the title company concerning right, power, and authority of Optionor to execute the deed and all other documents executed hereunder. Optionee agrees to have the deed of conveyance recorded promptly.

In the event that the Optionor fails to consummate settlement in accordance with the provisions of this agreement, the Optionee may sue for specific performance as Optionee's sole legal remedy or at its sole option, request the return of the deposit plus accrued interest.

10.01(g) Title. Optionee agrees at his cost to order the title report from Security Title Agency (Jerry Budnik, Escrow Officer; 480.596.2572) within seven
(7) business days of exercising Option. If the title report reveals any defects that are not remedied as detailed below, Optionor agrees to cover the cost of the title report.

All claims for defects in or unmarketability of the title by Optionee shall be delivered to Optionor within fifteen (15) calendar days of issuance of the title report and shall be deemed waived if not so delivered. To the extent that any title item or matter to which Optionee objects consists of any existing deed of trust, lien for unpaid bills for utilitites (including water and sewer), real property taxes or work performed on or services provided for the property, or other lien created by Optionor's action or inaction, the Optionoe shall be obligated to discharge and remove such items or matter regardless of cost. If other defects in the title are curable within a period of thirty (30) calendar days and the cost to cure is not in excess of five hundred ($500) dollars, then Optionor shall be required to proceed with diligence and in good faith to remedy such defects. Any time periods within which Optionee otherwise would be required to take any action under this agreement shall be tolled during such period but only if such period of cure actually delays Optionee's settlement.

Issuance by a title insurance company of a title insurance commitment naming Optionee as the proposed insured for any owner's policy of title insurance on American Land Title Association standard form owners marketability policy (ALTA Form B-1086, as from time to time amended), conforming to the requirements of this agreement, shall be conclusive evidence of marketability of title.

In the event that, subsequent to the date of the Title Agency's commitment, but prior to settlement, any lien, defect, encumbrance, or other item affecting title arises (which were not reflected on the commitment), Optionor shall provide notice to Optionee thereof. If such matter can be removed by the payment of five hundred ($500) dollars, or less in the aggregate, Optionor hereby agrees to remove such matter. If such matter cannot be so removed, Optionor shall immediately notify Optionee and Optionee may either (a) waive objection to such matter or (b) elect to terminate this agreement, in which event the consideration paid for the Option and any interest paid thereon will be returned to the Optionee and neither party shall have any further liability to the other.

Title is to be good of record and marketable subject, however, to convenants, rights of way, easements, conditions and restrictions of record.

10.01(h) Deed. Optionor shall execute and deliver at settlement a good and sufficient Special Warranty deed.

10.01(i) Closing Costs. Optionee and Optionor shall pay customary (Arizona) closing costs, excepting any costs noted otherwise in this agreement.

10.01(j) Conditional Right to Exercise Option. To exercise the Option, Optionee must not be in default at any time during the term or extension of this lease.

SECTION 11--DISPUTES

11.01. Arbitration.

11.01(a). Procedure. For disputes subject to arbitration under paragraph 11.01(c) that are not resolved by the parties within ten (10) calendar days after either party gives notice to the other of the specific nature of the dispute and its desire to arbitrate the dispute, the dispute shall be settled by binding arbitration by the American Arbitration Association in accord with its then-prevailing Commercial Arbitration Rules except that in all cases unless the parties agree otherwise the Expedited Procedures under the Commercial Arbitration Rules shall apply to any arbitration conducted under Section 11 of this Lease. Judgment upon the arbitration award may be entered in any court having jurisdiction. The arbitrator(s) shall have no power to change the Lease provisions. The arbitrator(s) selected shall have experience and expertise in the matter being arbitrated, such as having worked as a real estate attorney actively engaged in the practice of law for at least the last five (5) years for disputes under paragraph 11.01(c)(viii), an engineer or architect for disputes under paragraph 11.01(c)(ii), and a certified public accountant for disputes under paragraph 11.01(c)(iv). Both parties shall continue performing their Lease obligations pending the award in the arbitration proceeding. The arbitrator(s) shall award the prevailing party reasonable expenses and costs including reasonable attorneys' fees pursuant to paragraph 12.02 plus interest on the amount due at eighteen (18) percent per annum or the maximum then allowed by applicable law, whichever is greater.

11.01(b). Payment. The losing party shall pay to the prevailing party the amount of the final arbitration award. If payment is not made within ten (10) business days after the date the arbitration award is no longer appealable, then in addition to any other remedies under the law:

(i) if Landlord is the prevailing party, it shall have the same remedies for failure to pay the arbitration award as it has for Tenant's failure to pay the Rent; and

(ii) if Tenant is the prevailing party, it may deduct any remaining unpaid award from its monthly payment of Rent or other charges.

11.01(c). Disputes Subject to Arbitration. The following disputes are subject to arbitration:

(i) any disputes that the parties agree to submit to arbitration;

(ii) the amount of any abatement of Rent because of damage or condemnation;

(iii) whether Landlord's withholding of consent is unreasonable, conditioned, or unduly delayed under paragraphs 4.02(a) and (b);

(ix) the amount of any insurance increase under paragraph 5.01(e);

(x) whether either party can cancel the Lease under Sections 6 or 7;

(xi) any disputes under paragraph 9.06; and

(xii) any allocation required under paragraph 2.02(a)(v)(B)(4).

SECTION 12--MISCELLANEOUS

12.01. Brokers. Each party shall be responsible for its respective broker's fees in connection with the consummation of this lease.

12.02. Attorneys' Fees. In any arbitration or litigation between the parties regarding this Lease, the losing party shall pay to the prevailing party all reasonable expenses and court costs including attorney's fees incurred by the prevailing party. A party shall be considered the prevailing party if: (i) it initiated the litigation and substantially obtains the relief it sought, either through a judgment or the losing party's voluntary action before arbitration (after it is scheduled), trial, or judgment;

(ii) the other party withdraws its action without substantially obtaining the relief it sought; or

(iii) it did not initiate the litigation and judgment is entered for either party, but without substantially granting the relief sought.

12.03. Notices.

12.03(a). Notice Defined. "Notice" means any notice, demand, request, or other communication or document to be provided under this Lease.

12.03(b). Notice in Writing to Address or Facsimile Transmission Number. The Notice shall be in writing and shall be given to the party at its regular mail address, e-mail address or facsimile transmission number or such other address or facsimile transmission number as the party may later specify for that purpose by notice to the other party.

12.03(c). Parties Addresses. The parties current addresses and facsimile transmission numbers are set forth below:

     (i) If to Landlord, Notice shall be sent to the attention of: Larry W. Dunning, at one of the following:

Regular mail address: 3550 N. Central Avenue - Suite 1800B, Phoenix, Arizona 85012;

Facsimile transmission number: 602-297-2525;

E-mail address: cffllc@hotmail.com.

         With a copy to: David Patton, Attorney at Law, at one of the following:

Regular mail address: 5024 N. Chiquita, Scottsdale, AZ 85253;

Facsimile transmission number: 480-425-0087;

E-mail address: david.patton@azbar.org.

     (ii) If to Tenant, Notice shall be sent to the attention of: Eric Strasser, at one of the following:

Regular mail address: ConSyGen, Inc. 125 S. 52nd Street, Tempe, Arizona, 85281;

Facsimile transmission number:________________________________________________

E-mail address: _____________________________________________________________.

With a copy to: ________________________________, at one of the following:

Regular mail address: __________________________________________________________

Facsimile transmission number: ________________________________________________;

E-mail address:   ___________________________________________________________.

12.03(d). Deemed Receipt. Notice shall only be given in the manner set forth below and shall, for all purposes be deemed given and received: (i) if given by facsimile transmission, when the facsimile transmission is transmitted to the party's facsimile transmission number specified above and confirmation of complete receipt is received by that transmitting party during normal business hours or on the next business day if confirmed outside normal business hours;

(ii) if given by e-mail, when the e-mail is transmitted to the party's e-mail address specified above and confirmation of receipt is received by that transmitting party during normal business hours or on the next business day if confirmed outside normal business hours;

(iii) if hand delivered to a party at the regular mail address of the party specified above, against receipted copy,

(iv) if given by a nationally recognized and reputable overnight delivery service at the regular mail address of the party specified above, the day on which the notice is actually received by the party; or

(v) if given by certified mail, return receipt requested, postage prepaid at the regular mail address of the party specified above, three (3) business days after it is posted with the United States Postal Service.

If a copy is required above, then Notice shall not be deemed received until the last of the Notice and the copy of the Notice is deemed received as provided above.

12.03(e). Refusal to Accept. If Notice is tendered under the provisions of this Lease and is refused by the intended recipient of the Notice, the Notice shall nonetheless be considered to have been given and shall be effective as of the date provided in this Lease.

12.03(f). Mortgagee. Tenant shall also give any required Notices to Landlord's mortgagee after receiving Notice from Landlord of the mortgagee's name, and its address or facsimile transmission number.

12.04. Partial Invalidity. If any Lease provision is invalid or unenforceable to any extent, then that provision and the remainder of this Lease shall continue in effect and be enforceable to the fullest extent permitted by law.

12.05. Waiver. The failure of either party to exercise any of its rights is not a waiver of those rights. A party waives only those rights specified in writing and signed by the party waiving its rights.

12.06. Construction.

12.06. Construction Against Drafter. The parties chose this Lease document because it is fair to both parties. Therefore, the parties agree that any provision shall be construed as if both parties were equally responsible for drafting the provision.

12.07. Good Faith and Fair Dealing. The parties agree that they will exercise their rights and remedies and perform their obligations under this Lease fairly, prudently, reasonably, and in good faith. The parties further agree that before incurring legal expenses or initiating litigation under this Lease they will contact the other party about the problem and attempt for a reasonable time (not to exceed five (5) days) to mutually resolve the problem.

12.08. Binding on Successors. This Lease shall bind the parties' heirs, successors, representatives, and permitted assigns.

12.09. Governing Law. This Lease shall be governed by the laws of the state in which the Building is located.

12.10. Insurance Increase. If due to Tenant's particular use of the Premises the Landlord's insurance rates are increased, Tenant shall pay the increase.

12.11. Lease not an Offer. Landlord gave this Lease to Tenant for review. It is not an offer to lease. This Lease shall not be binding unless signed by both parties and an originally signed counterpart is delivered to Tenant by April 1, 2001 12.12. Recording. Recording of this Lease is prohibited except as allowed in this paragraph. At the request of either party, the parties shall promptly execute and record, at the cost of the requesting party, a short form memorandum describing the Premises and stating this Lease's Term, its Beginning and Ending Dates, any options to renew or purchase, and any other information the parties agree to include.

12.13. Survival of Remedies. The parties' remedies shall survive the ending of this Lease when the ending is caused by the Default of the other party.

12.14. Authority of Parties. Landlord warrants that it owns the property free and clear of all mortgages, liens, and encumbrances except for those listed in paragraph 8.03. Each party warrants that it is authorized to enter into the Lease, that the person signing on its behalf is duly authorized to execute the Lease, and that no other signatures are necessary.

12.15. Entire Agreement. This Lease contains the entire agreement between the parties about the Premises. Except for the Rules for which paragraph 9.01(a) controls, this Lease shall be modified only by a writing signed by both parties.

                                          LANDLORD:  __________________________

______________________________            SIGNATURE  __________________________
WITNESS                                   NAME  _______________________________
                                          TITLE _______________________________


                                          TENANT:  ____________________________

__________________________                SIGNATURE  __________________________
WITNESS                                   NAME  _______________________________
                                          TITLE _______________________________